Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Palm, Inc. of our report dated June 3, 2003, except for Note 17, which is as of June 30, 2003 relating to the financial statements of PalmSource, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 1, 2003